UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   White, Kathy B.
   1430 Waukegan Road
    McGaw Park, IL  60085
   USA
2. Issuer Name and Ticker or Trading Symbol
   Allegiance Corporation
   AEH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   .
5. If Amendment, Date of Original (Month/Year)
   11/8/96
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Sr. Vice President and Chief Information Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock (and Series A |      |    | |                  |   |           |1,880*             |D     |                           |
Junior Participating Prefer|      |    | |                  |   |           |                   |      |                           |
red Stock Purchase         |      |    | |                  |   |           |                   |      |                           |
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Rights currently attached t|      |    | |                  |   |           |10.81*             |I     |(1)                        |
o and trading with the Comm|      |    | |                  |   |           |                   |      |                           |
on Stock)                  |      |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Options (Rights to Buy|$18.38  |10/10|A   |V|124,000    |A  |(2)  |10/10|Common Stock|124,000|       |124,000     |D  |            |
)                     |        |/96  |    | |           |   |     |/06  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
*   Received October 1, 1996 pursuant to the spin-off of Allegiance Corporation common shares as a dividend on
Baxter International Inc. common
shares.
(1) Indirect ownership is by a Retirement Plan 401(k) Trust
Account.
(2) Date exercisable is
1997-1999.
SIGNATURE OF REPORTING PERSON
Kathy B. White
DATE
December 5, 1996